Exhibit 99.1

News Release

Carvana Co. Announces Proposed Offering of Class A Common Stock

PHOENIX – (BUSINESS WIRE) – April 20, 2022 – Carvana Co. (NYSE: CVNA), the leading e-commerce platform for buying and selling used cars, today announced its intention to offer, subject to market and other conditions, $1 billion of its Class A common stock in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

Ernest Garcia, II, along with Ernie Garcia, III, Carvana’s Chief Executive Officer, and entities controlled by one or both of them, have indicated an interest in purchasing up to an aggregate of $432 million of the Company’s Class A common stock in the offering, based on their pro rata ownership.

Citigroup and J.P. Morgan Securities LLC will act as book-running managers for the proposed offering.

Carvana intends to use the net proceeds from the public offering of Class A common stock for general corporate purposes.

Separately, Carvana is proposing to offer (x) up to $1 billion of series A perpetual preferred stock (the “Series A Preferred Stock”) and (y) up to $2.275 billion aggregate principal amount of senior unsecured notes due 2030 (the “New Notes”), in each case pursuant to a separate offering memorandum for each proposed offering only to (i) qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and (ii) non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. The net proceeds of the offerings are to be used to finance Carvana’s announced acquisition of the U.S. based physical auction business of ADESA, Inc., and they will also be used for working capital, capital expenditures and other general corporate purposes. This press release is not an offer to sell or a solicitation of an offer to buy the Series A Preferred Stock or the New Notes, and the offering of the Class A common stock is not contingent on the offering of the Series A Preferred Stock or the New Notes.

The offering of Class A common stock will be made only by means of an effective registration statement (including a prospectus), a preliminary prospectus supplement and a final prospectus supplement. A copy of the prospectus and the preliminary prospectus supplement and, when available, the final prospectus supplement relating to these securities may be obtained from Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.

An automatic shelf registration statement relating to the Class A common stock has been filed with the U.S. Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Class A common stock, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.

About Carvana

Founded in 2012 and based in Phoenix, Carvana’s mission is to change the way people buy and sell cars. With a continued focus on its customers, technology and innovation, Carvana offers an intuitive and convenient online car buying, selling, and financing experience. Carvana.com enables customers to quickly and easily shop more than 71,000 vehicles, finance, trade in or sell their current vehicle to Carvana, sign contracts and schedule delivery or pickup at one of its patented, automated Car Vending Machines. Carvana is a Fortune 500 company, providing as-soon-as-next-day delivery to customers in over 300 U.S. markets.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current intentions, expectations or beliefs regarding the proposed Class A common stock offering, Series A Preferred Stock private offering and the proposed private offering of New Notes. There can be no guarantee Carvana will consummate any of the offerings on the proposed terms, if at all, or consummate its proposed acquisition of the U.S. based physical auction business of ADESA, Inc. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2021 and in the preliminary prospectus supplement for the proposed offering of Class A common stock. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Contact:

Investors

Mike Levin

investors@carvana.com

Media

Kristin Thwaites

press@carvana.com